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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                   FINAL TERMS NO. 1740 DATED 10 OCTOBER 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF $15,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017, CURRENTLY TOTALING A$ 1,082,895,000.00 (A$ 1,082,895,000.00 INCLUDING BUY BACKS)


                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.    Issuer:                                             Queensland Treasury Corporation
(i)

(ii)  Guarantor:                                          The Treasurer on behalf of the Government of Queensland

2.    Benchmark line:                                     2017
                                                          (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 September, 2017, ISIN US748305BG31)

3.    Specific Currency or Currencies:                    AUD ("A$")

4. (i)Issue price:                                        95.980%

 (ii) Dealers' fees and commissions                       No fee or commission is payable in respect of the issue of the bond(s)
      paid by Issuer:                                     described in these final terms (which will constitute a "pricing supplement" for
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                                                          purposes of any offers or sales in the United States or to U.S. persons).
                                                          Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed Interest Distribution
                                                          Group Operational Guidelines.

5.    Specified Denominations:                            A$1,000

6. (i)Issue Date:                                         11 October 2007

 (ii) Record Date (date on and from                       6 March/6 September. Security will be ex-interest on and
      which security is Ex-interest):                     from 7 March/7 September

(iii) Interest Payment Dates:                             14 March/14 September

7.    Maturity Date:                                      14 September 2017

8.    Interest Basis:                                     6 per cent Fixed Rate

9.    Redemption/Payment Basis:                           Redemption at par

10.   Change of Interest Basis or                         Not Applicable
      Redemption/Payment Basis:

11.(i)Status of the Bonds:                                Senior and rank pari passu with other senior, unsecured debt obligations of QTC

  (ii)Status of the Guarantee:                            Senior and ranks pari passu with all its other unsecured obligations

12.   Method of distribution:                             Non-syndicated

                            PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.   Fixed Rate Note Provisions
      Applicable

  (i) Rate(s) of Interest:                                6 percent per annum payable semi-annually in arrears

  (ii)Interest Payment Date(s):                           14 March and 14 September in each year up to and including the Maturity Date

 (iii)Fixed Coupon Amount(s):                             A$30 per A$1,000 in nominal amount

  (iv)Determination Date(s):                              Not Applicable

  (v) Other terms relating to the                         None
      method of calculating
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      interest for
      Fixed Rate Bonds:

                                                  PROVISIONS RELATING TO REDEMPTION

14.   Final Redemption Amount:                            A$1,000 per bond of A$1,000 Specified Denomination (N.B.
                                                          If the Final Redemption Amount is different from 100% of
                                                          the nominal value the Notes will be derivative securities
                                                          for the purposes of the Prospectus Directive and the
                                                          requirements of Annex XII to the Prospectus Directive
                                                          Regulation will apply and the Issuer will prepare and
                                                          publish a supplement to the prospectus supplement)


15.   Early Redemption Amount(s)                          Not Applicable
      payable on redemption for
      taxation reasons or on event of
      default and/or the method of
      calculating the same:

                                             GENERAL PROVISIONS APPLICABLE TO THE BONDS
16.   Form of Bonds:                                      Permanent Global Note not exchangeable for Definitive
                                                          Bonds

17.   Additional Financial                                Not Applicable
      Centre(s) or other special
      provisions relating to Payment Dates:

18.   Talons for future Coupons or                        No
      Receipts to be attached to Definitive
      Bonds (and dates on which such Talons mature):

19.   Other terms or special conditions:                  Not Applicable


                                                  DISTRIBUTION

20. (i)If syndicated, names and                           Not Applicable
       addresses of Managers and
       underwriting commitments:

  (ii) Date of Dealer Agreement:                          10 October 2007

 (iii) Stabilizing Manager(s) (if                         Not Applicable
       any):
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21.   If non-syndicated, name and address of              ROYAL BANK OF CANADA DS GLOBAL MARKETS
       relevant Dealer:                                   LEVEL 18
                                                          167 MACQUARIE ST
                                                          SYDNEY NSW 2000

      Whether TEFRA D or TEFRA C rules applicable         TEFRA Not Applicable
      or TEFRA rules not applicable:

23.   Additional selling                                  Not Applicable
      restrictions:
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LISTING APPLICATION

      These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).
Signed on behalf of the Issuer:

By:
   ---------------------------
         Duly authorized

                           PART B - OTHER INFORMATION
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1.    LISTING AND ADMISSION TO TRADING

(i)   Listing:                                            Bourse de Luxembourg.

(ii)  Admission to trading:                               Application has been made
                                                          for the bonds to be admitted
                                                          to trading on the regulated
                                                          market of the Bourse de
                                                          Luxembourg with effect from
                                                          the Issue Date.

2.    RATINGS

      Ratings:                                            The bonds to be issued have been rated:

                                                          S&P:              AAA
                                                          Moody's: Aaa

                                                          An obligation rated 'AAA' by
                                                          S&P has the highest credit
                                                          rating assigned by Standard
                                                          & Poor's. The obligor's
                                                          capacity to meet its
                                                          financial commitment on the
                                                          obligation is extremely
                                                          strong.
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                                                          Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                                          A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.
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  3.  INTERESTS OF NATURAL AND LEGAL PERSONS  INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.


  4. REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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(i)   Reasons for the Offer:                              See "Use of Proceeds" section in the prospectus supplement.

(ii)  Estimated net proceeds:                             Not Applicable.

(iii) Estimated total expenses:                           Not Applicable.

5.    YIELD

      Indication of yield:                                6.62%

                                                          Calculated as 7 basis points less than the yield on the equivalent A$
                                                          Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                                          The yield is calculated on the Trade Date on the basis of the Issue Price.
                                                          It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                                          US748305BG31

(ii)  Common Code:                                        027594204

(iii) CUSIP Code:                                         748305BG3

(iv)  Any clearing system(s) other than                   Not Applicable
      Depositary Trust Company, Euroclear Bank
      S.A./N.V. and Clearstream Banking,
      societe anonyme and the relevant
      identification number(s):

(v)   Delivery:                                           Delivery free of payment

(vi)  Names and addresses of additional Paying            Not Applicable
      Agent(s) (if any):
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